Exhibit 99.1

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

212.843.1601

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT (BRG) Prices

Series A Preferred Stock Offering

New York, NY (October 16, 2015) — Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (the “Company”) announced today the pricing of its public offering of 2,500,000 shares of its 8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference of $25.00 per share (the “Series A Preferred Stock”), for total net proceeds of approximately $60.1 million after deducting underwriting discounts, commissions, and estimated offering expenses payable by the Company. The Company has granted the underwriters a 30-day option to purchase up to 375,000 additional shares to cover overallotments, if any. The offering is expected to close on October 21, 2015, subject to the satisfaction of customary closing conditions.

The Company has applied to list the Series A Preferred Stock on the NYSE MKT under the symbol “BRG-PrA.” If the application is approved, trading of the Series A Preferred Stock is expected to commence within 30 days after the initial issuance thereof. Shares of the Company’s Class A Common Stock trade on the NYSE MKT under the ticker symbol “BRG.”

The Company intends to use the net proceeds of the offering for future multifamily acquisitions and investments, and other general corporate and working capital purposes, which may include the funding of capital improvements at its properties.

Wunderlich, Compass Point, D.A. Davidson & Co. and Janney Montgomery Scott are serving as joint book-running managers for the offering.

The offering is being made pursuant to the Company’s effective shelf registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) which became effective on December 19, 2014. Copies of the prospectus supplement and accompanying prospectus may be obtained from the SEC’s website at www.sec.gov or by contacting: Wunderlich Securities, Inc., Attention: Equity Syndicate, 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119, or by email at syndicate@wundernet.com , or Compass Point Research & Trading, LLC, Equity Syndicate, 1055 Thomas Jefferson Street NW, Suite 303, Washington, D.C. 20007, or by email at syndicate@compasspointllc.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these shares or any other securities in any state in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any state.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. The Company generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, enabling the Company to operate as a local sharpshooter in each of its markets while enhancing its off-market sourcing capabilities. The Company’s Class A Common Stock is listed on the Russell 2000 and Russell 3000 Indexes.   The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward Looking Statements
This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including, without limitation, with respect to the completion of the proposed public offering on the terms described or at all, and the Company's proposed use of net proceeds. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the preliminary prospectus supplement and accompanying prospectus filed by the Company with the SEC on October 13, 2015, and the documents incorporated therein by reference, and in the Company’s annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Contact
(Media)
Josh Hoffman
(208) 475.2380
jhoffman@bluerockre.com

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